Exhibit 99.2

For Immediate Release
Citigroup Inc. (NYSE: C)

October 22, 2025

JANE FRASER ELECTED CHAIR OF CITI’S BOARD OF DIRECTORS

New York – Citi today announced that its Board of Directors has elected Jane Fraser, Citi’s Chief Executive Officer, as Chair of the Board. John Dugan, who served as Chair of Citi’s Board since 2019, will become Lead Independent Director.

The Board also granted Fraser a one-time equity award, consisting of Restricted Stock Units with a grant date value of $25 million and 1.055 million Citigroup stock options. The RSUs will vest and the options will become exercisable on a pro-rata basis following the third, fourth and fifth anniversaries of the grant date.

These actions reflect the Board’s intent to ensure leadership continuity as Citi extends the growing momentum it is demonstrating in strengthening its business performance, executing its Transformation and delivering enhanced shareholder value. This progress is directly tied to Fraser’s track record as CEO, which includes implementing a refreshed strategy, completing nearly all of the divestitures of the international consumer businesses, attracting top-tier business leaders, simplifying and embedding more discipline into Citi’s operations, and prioritizing the Transformation to the stage where Citi is now operating at or near target state for two-thirds of the Transformation programs.

John Dugan said, “Citi is in a fundamentally different place than it was when these roles were separated. Jane’s very deliberate plan to make Citi a simpler and more focused bank has created meaningful shareholder value. She has the vision, drive and determination to ensure that Citi not only builds on this progress but thrives in this era of both continued macro uncertainty and unprecedented innovation. I very much look forward to continuing to work closely together in our respective new roles.”

Jane Fraser said, “As we get more and more of the hard yards behind us, my excitement about what’s possible for Citi grows exponentially. We’re standing shoulder to shoulder with clients navigating pressures and opportunities coming at them from every direction, we have a world-class team that’s committed to strengthening every aspect of our performance, and we’ve shown that we can meaningfully grow our returns for our shareholders. I have always had deep conviction in Citi’s potential to be a bank that embodies excellence in every way, and while I’m proud of what this team has delivered in the last five years, I know the momentum we’re building will carry us much further.”

In his role as Lead Independent Director, Dugan will continue to perform many of the key leadership and oversight functions he did as Chair and will provide critical connectivity between Fraser and independent directors. In addition to carrying out the duties of the Lead Independent Director as set forth in Citi’s Corporate Governance Guidelines and By-laws, Dugan will, among other responsibilities and consistent with peer practices, continue to meet with shareholders, regulators and other important constituents, and take a leading role in the Board’s self-assessment process and the CEO performance, compensation and succession processes. He also will continue to chair the Transformation Oversight Committee of the Board. John Dugan joined the Board in 2017 after serving as its counsel for several years. Jane Fraser became Citi CEO in 2021.

A Form 8-K Current Report has been filed in connection with this announcement.

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About Citi

Citi is a preeminent banking partner for institutions with cross-border needs, a global leader in wealth management and a valued personal bank in its home market of the United States. Citi does business in more than 180 countries and jurisdictions, providing corporations, governments, investors, institutions and individuals with a broad range of financial products and services.

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Citi Media Contact:	Investor Contact:
Jennifer Lowney	Jennifer Landis
Jennifer.lowney@citi.com	investorrelations@citi.com